INDEPENDENT AUDITOR'S CONSENT


The Board of Directors
Valley National Bancorp:


We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 20, 1999 relating to the consolidated statements of financial condition of Valley National Bancorp and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 Annual Report on Form 10-K of Valley National Bancorp incorporated by reference herein and to the reference to our firm under the heading "Interests of Names Experts and Counsel" in this Registration Statement.




                                                          KPMG LLP

Short Hills, New Jersey
April 7, 1999